SECOND AMENDMENT
TO THE FUND ACCOUNTING SERVICING AGREEMENT

THIS SECOND AMENDMENT effective as of the last date on the signature block, to the Fund Accounting Servicing Agreement (the “Agreement”) dated as of June 7, 2018, as amended, is entered into by and between TRUST FOR CREDIT UNIONS, a Massachusetts trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin
limited liability company (“Fund Services”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to update the fee schedule on Exhibit B; and

WHEREAS, Section 14 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees of the Trust.

NOW, THEREFORE, the parties agree as follows:

1.Exhibit B of the Agreement is hereby superseded and replaced in its entirety with Exhibit B attached hereto.

2.Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

TRUST FOR CREDIT UNIONS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Jay Johnson	By: /s/ Jason Hadler

Name: Jay Johnson	Name: Jason Hadler

Title: President	Title: SVP

Date: October 10, 2022	Date: 11/28/2022

EXHIBIT B
Fund Accounting Services Fee Schedule
Annual Fund Accounting Fee Based Upon Average Net Assets per Fund Complex

Basis points
Basis point charges for Fund Accounting are included in the combined Fund Administration, Fund Accounting &
Portfolio Compliance Fee Schedule

All schedules subject to change depending upon the use of unique security types requiring special pricing or accounting arrangements

Chief Compliance Officer Support Fee
■ $ ___ per year per fund complex

Data Services
■ $ ___ - Listed Instruments and rates which may include but are not limited to: Domestic Equities, Options,
ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Total Return Swaps
■ $ ___ - Lower Tier Cost Fixed Income Instruments which may include but are not limited to: Domestic
Corporate Governments and Agency Bonds, Mortgage Backed Securities, and Municipal Bonds
■ $ ___ - Higher Tier Cost Fixed Income Instruments which may include but are not limited to: CMO and Asset
Backed Securities, Money Market Instruments, Foreign Corporates, Governments and Agency Bonds, and
High Yield Bonds
■ ___ - Bank Loans
■ $ ___ - Intraday money market funds pricing, up to 3 times per day
■ $ ___ per Month Manual Security Pricing (>25per day)

■ Derivative Instruments are generally charged at the following rates:
● $___ - Interest Rate Swaps, Foreign Currency Swaps
● $ ___ - Swaptions
● $___ - Credit Default Swaps

NOTE: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Corporate Actions and Factor Services
■ $___ per Foreign Equity Security per Month
■ $ ___ per Domestic Equity Security per Month
■ $___ per CMOs, Asset Backed, Mortgage Backed Security per Month

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Fair Value Services, SWIFT processing and customized reporting.

Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added for other services and unique fund structures such as Master/ Feeder funds.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*Subject to annual CPI increase-All Urban Consumers - U.S. City Average" index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative) Fees are calculated pro rata and billed monthly.